Exhibit 99.1

Transocean Ltd. Announces Cash Tender Offers

STEINHAUSEN, Switzerland—October 13, 2020—Transocean Ltd. (NYSE: RIG) announced that Transocean Inc., its wholly-owned subsidiary (the “Company” and, together with Transocean Ltd., “Transocean”), has commenced tender offers (collectively, the “Offers” and each, an “Offer”) to purchase for cash (i) any and all of its outstanding 6.500% Senior Notes due 2020 (the “2020 Notes”) and (ii) up to an aggregate principal amount of (a) its outstanding 6.375% Senior Notes due 2021 (the “2021 Notes”), 3.800% Senior Notes due 2022 (the “2022 Notes”) and 7.250% Senior Notes due 2025 (the “2025 Notes”) and (b) the 5.375% Senior Secured Notes due 2023 issued by Transocean Sentry Limited, a wholly-owned subsidiary of Transocean Ltd. (the “Sentry Notes” and, collectively with the 2021 Notes, the 2022 Notes and the 2025 Notes, the “Capped Notes” and, collectively with the 2020 Notes, the “Notes” and, each series, a “series of Notes”), that will not result in the aggregate purchase price for Capped Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Offers exceeding $200.0 million (subject to increase or decrease by the Company in its sole discretion, subject to applicable law, the “Maximum Amount”), in each case, from holders thereof (each, a “Holder” and collectively, the “Holders”). The Offers are being made pursuant to an Offer to Purchase, dated October 13, 2020 (the “Offer to Purchase”).

Each Offer will expire at 11:59 p.m., New York City time, on November 9, 2020, or any other time and date to which the Company extends such Offer in its sole discretion (such time and date, as it may be extended, in its sole discretion, the “Expiration Time”), unless earlier terminated. To be eligible to receive the applicable Total Consideration, Holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on October 26, 2020, or any other time and date to which the Company extends such period in its sole discretion (such time and date, as it may be extended, in its sole discretion, the “Early Tender Time”). The Early Tender Time and/or Expiration Time with respect to an Offer can be extended independently of the Withdrawal Deadline (as defined below) for such Offer and the Early Tender Time, Expiration Time or Withdrawal Deadline with respect to any other Offer. The following table describes certain terms of the Offers:

Title of Notes	CUSIP Number(2)	Principal Amount Outstanding	Acceptance Priority Level(3)	Tender Consideration(4)	Early Tender Premium(4)(5)	Total Consideration(4)(6)
6.500% Senior Notes due 2020	893830 AY5	$190,885,000	Any and All	$940.0	$30.00	$970.0
6.375% Senior Notes due 2021(1)	893830 BB4	$115,973,000	1	$670.0	$30.00	$700.0
3.800% Senior Notes due 2022(1)	893830 BC2	$37,739,000	2	$520.0	$30.00	$550.0
5.375% Senior Secured Notes due 2023	89385AAA3 / G9007CAA8	$503,509,000	3	$620.0	$30.00	$650.0
7.250% Senior Notes due 2025	893830 BK4 / G90073AD2	$542,901,000	4	$400.0	$30.00	$430.0

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(1)	The interest rate for the 2021 Notes and 2022 Notes has been increased to 8.375% and 5.800%, respectively, pursuant to the terms of the 2007 Indenture (as defined herein).
(2)	No representation is made as to the correctness or accuracy of the CUSIP numbers listed in the Offer to Purchase or printed on the Notes. They are provided solely for convenience.
(3)	The Maximum Amount of Capped Notes that may be purchased in the Offers is the aggregate amount of Capped Notes that will not result in the aggregate purchase price for Capped Notes validly tendered and accepted for purchase pursuant to the Offers to exceed $200.0 million. The Company reserves the right, in its sole discretion, subject to applicable law, to increase or decrease the Maximum Amount, but there can be no assurance that the Company will do so. Capped Notes accepted for purchase on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth herein (with “1” being the highest Acceptance Priority Level and “4” being the lowest Acceptance Priority Level). The Company will only accept for purchase Capped Notes up to an aggregate principal amount that will not result in the aggregate purchase price to exceed the Maximum Amount. For the avoidance of doubt the Offer with respect to the 2020 Notes is not subject to the Maximum Amount or the Acceptance Priority Levels and any 2020 Notes validly tendered and accepted for purchase pursuant to the such Offer will be purchased on the applicable Settlement Date.
(4)	Consideration in the form of cash per $1,000 principal amount of Notes that are validly tendered and accepted for purchase, subject to any rounding. Excludes Accrued Interest (as defined below), which will be paid in cash in addition to the applicable Tender Consideration or the Total Consideration (each, as defined below), as applicable.
(5)	The applicable Early Tender Premium will be payable to Holders of the Notes who validly tender Notes on or prior to the applicable Early Tender Time.
(6)	Includes the applicable Early Tender Premium for Notes validly tendered on or prior to the applicable Early Tender Time.

Subject to the terms and conditions of each Offer, the consideration for each $1,000 principal amount of Notes validly tendered at or prior to the applicable Expiration Time and accepted for purchase pursuant to such Offer will be the “Tender Consideration” for such series set forth in the table on the front cover of the Offer to Purchase (with respect to each series of Notes, the “Tender Consideration”). Holders of Notes that are validly tendered at or prior to the applicable Early Tender Time and accepted for purchase pursuant to such Offer will receive the applicable Tender Consideration plus an early tender premium of $30.00 per $1,000 principal amount of such Notes (the “Early Tender Premium” and, together with the applicable Tender Consideration for such series of Notes, the “Total Consideration”), subject to the terms and conditions of each Offer. Holders of Notes that are validly tendered after the applicable Early Tender Time but before the applicable Expiration Time and accepted for purchase pursuant to such Offer will receive the applicable Tender Consideration, but not the applicable Early Tender Premium.

Exhibit 99.1

In addition to the Tender Consideration or the Total Consideration, as applicable, all Holders of Notes accepted for purchase pursuant to the Offers on the Early Settlement Date (as defined herein) or the Final Settlement Date (as defined herein), as applicable, will also receive accrued and unpaid interest on such Notes from the last interest payment date with respect to the Notes to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable (with respect to each series of Notes, the “Accrued Interest”).

The Company expressly reserves the right, but is under no obligation, to increase or decrease the Maximum Amount at any time, subject to applicable law. This could result in the Company purchasing a greater or lesser aggregate principal amount of Capped Notes in the Offers. There can be no assurance that the Company will exercise its right to increase or decrease the Maximum Amount. For the avoidance of doubt the Offer with respect to the 2020 Notes is not subject to the Maximum Amount or the Acceptance Priority Levels and any 2020 Notes validly tendered and accepted for purchase pursuant to the such Offer will be purchased on the applicable Settlement Date.

Validly tendered Notes may be withdrawn with respect to an Offer for any series of Notes at or prior to, and not thereafter (subject to applicable law), 5:00 p.m., New York City time, on October 26, 2020, unless extended by the Company in its sole discretion, (the “Withdrawal Deadline”).

The Company intends to accept (i) any and all 2020 Notes validly tendered at or prior to the Early Tender Time, subject to the terms of the Offer to Purchase, and (ii) Capped Notes validly tendered at or prior to the Early Tender Time, subject to the terms of the Offer to Purchase, including the Maximum Amount, the Acceptance Priority Level and proration. Payment in cash of an amount equal to the applicable Total Consideration, plus the applicable Accrued Interest, for such accepted Notes will be paid on the settlement date, which is expected to be within three business days of the Early Tender Time or as promptly as practicable thereafter (the settlement date of such purchase being referred to as the “Early Settlement Date”), subject to all conditions to the Offer having been either satisfied or waived by the Company.

The Company intends to accept (i) any and all 2020 Notes validly tendered after the Early Tender Time, but prior to the Expiration Time, subject to the terms of the Offer to Purchase, and (ii) Capped Notes validly tendered after the Early Tender Time, but prior to the Expiration Time, subject to the terms of the Offer to Purchase, including the Maximum Amount, the Acceptance Priority Level and proration. Payment in cash of an amount equal to the applicable Tender Consideration, plus the applicable Accrued Interest, for such accepted Notes will be paid on the settlement date, which is expected to be within three business days of the Expiration Time or as promptly as practicable thereafter (the settlement date of such purchase being referred to as the “Final Settlement Date”; the Final Settlement Date and the Early Settlement Date each being referred to as a “Settlement Date”), subject to all conditions to the Offer having been either satisfied or waived by the Company. For the avoidance of doubt, interest will cease to accrue on the applicable Settlement Date for Notes accepted in the Offers.

Accordingly, if the aggregate principal amount of Capped Notes validly tendered at or before the Early Tender Time results in an Aggregate Purchase Price that equals or exceeds the Maximum Amount, the Company will not accept for purchase any Capped Notes tendered after the Early Tender Time unless the Maximum Amount is increased, and any Capped Notes tendered on or prior to the Early Tender Time and accepted for purchase will be accepted on a prorated basis such that the Aggregate Purchase Price equals the Maximum Amount (subject to rounding down to the nearest $1,000). However, if the Offers with respect to the Capped Notes are not fully subscribed as of the Early Tender Time such that the Aggregate Purchase Price of Capped Notes validly tendered does not equal at least the Maximum Amount as of the applicable Early Tender Time, Capped Notes validly tendered at or before the applicable Early Tender Time will be accepted for purchase in priority to Capped Notes tendered after the applicable Early Tender Time, even if such Capped Notes tendered after the applicable Early Tender Time have a higher Acceptance Priority Level than Capped Notes tendered prior to the applicable Early Tender Time.

Each Offer is a separate offer, and each may be individually amended, extended, terminated or withdrawn, subject to certain conditions and applicable law, at any time in the Company’s sole discretion, and without amending, extending, terminating or withdrawing any other Offer. No Offer is conditioned upon any minimum principal amount of Notes of any series being tendered nor the consummation of any other Offer. Additionally, notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any of the Notes validly tendered pursuant to the Offers is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase, and the Company expressly reserves its right, subject to applicable law, to terminate any Offer at any time.

The Offers are being made pursuant to the terms and conditions contained in the Offer to Purchase, copies of which may be requested from the information agent for the tender offer, D.F. King & Co., Inc., at (800) 967-5051 (Toll-Free) or (212) 269-5550, by email at transocean@dfking.com or via the following web address:

Exhibit 99.1

www.dfking.com/transocean.

Credit Agricole Securities (USA) Inc. is acting as the sole Dealer Manager (the “Dealer Manager”) for the Offers. Questions regarding the tender offer may be directed to the Dealer Manager at the telephone numbers shown below:

Credit Agricole Securities (USA) Inc.

Tel (toll-free): (866) 807-6030

Tel (collect): (212)  261-7802

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. Transocean specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 38 mobile offshore drilling units, including 27 ultra-deepwater floaters and 11 harsh environment floaters. In addition, Transocean is constructing two ultra-deepwater drillships.

Forward-Looking Statements

This press release contains certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). Forward-looking statements include: statements regarding the terms and timing for completion of the tender offer, including the acceptance for purchase of any Notes validly tendered and the expected expiration time and the satisfaction or waiver of certain conditions of the Offers.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Transocean to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause actual results to vary include, but are not limited to, conditions in financial markets, investor response to the Offers, and other risk factors as detailed from time to time in Transocean Ltd.’s reports filed with the U.S. Securities and Exchange Commission.

Readers are cautioned against unduly relying on forward-looking statements. Forward-looking statements are made as of the date of the relevant document and, except as required by law, Transocean undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise.

Analyst Contacts:

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647